Exhibit 2

CERTIFICATE OF AUTHOR

I, Andrew David Mackintosh, P. Geo., with an address at Box 32, Vanscoy, Saskatchewan, Canada S0L 3J0 do hereby certify that:

I am President of ADM Consulting Limited and am one of the coauthors of the report titled “National Instrument 43-101 Technical Report on Vanscoy Potash Operations” dated February 15th, 2012 (the “Technical Report”).

I graduated with a degree in geology from the University of Saskatchewan in 1985.

I am a member of the Association of Professional Engineers and Geoscientists of Saskatchewan with permission to consult, the Canadian Institute of Mining, Metallurgy and Petroleum, the Canadian Rock Mechanics Association, and the International Society for Rock Mechanics.

I have worked as a geologist for a total of 26 years since my graduation from university.

I have read the definition of “qualified person” set out in National Instrument 43-101 (“NI 43-101”) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a “qualified person” for the purposes of NI 43-101.

I am responsible for the preparation of sections 4 through 12, 14 and 15 of the Technical Report relating to the Agrium VPO site and associated lands.

I visited the property most recently on January 27th, 2012 for the day.

I have had prior involvement with the property that is the subject of the Technical Report having worked for Agrium Inc. (“Agrium”) both as an employee from 1969 to 1996, and as a consultant since 1996. In these capacities I have visited all the conventional Saskatchewan potash mines on numerous occasions, none of which were related to this Technical Report.

As of the date hereof, to the best of my knowledge, information and belief, this Technical Report contains all scientific and technical information that is required for the purposes of NI 43-101 to be disclosed in order to make this Technical Report not misleading.

I am independent of the issuer for the purposes of NI 43-101.

I have read NI 43-101, Form 43-101F1, and the Technical Report and certify that the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101 F1.

Dated this 15th day of February 2012.

“A.Dave Mackintosh”	“Signed and Sealed”
Signature of Qualified Person

A. Dave Mackintosh, P.Geo.

The original author signed and sealed documents are kept in office.